Exhibit (g)(2)

SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (“Agreement”) is made and entered into as of August 1, 2024 by and among Privacore PCAAM Alternative Growth Fund, a Delaware statutory trust (the “Fund”), Privacore Capital Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Partners Capital Investment Group, LLP, a Delaware limited liability partnership (the “Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Adviser has entered into an investment management agreement (the “Investment Management Agreement”) dated June 27, 2024 with the Fund, a closed-end management investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”); and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act; and

WHEREAS, the Board of Trustees of the Fund (the “Board,” and each Board member individually a “Trustee” and, together, the “Trustees”) and the Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the Fund, in the manner and on the terms hereinafter set forth;

WHEREAS, the Board has approved this Agreement to be in effect until a change of control of the Sub-Adviser as a result of a reorganization expected to occur on or about July 31, 2024; and

WHEREAS, the Fund has retained the Adviser to render investment advisory services to the Fund pursuant to the Investment Management Agreement, and the Adviser has the authority under the Investment Management Agreement with the Fund to retain sub-advisers to the Fund; and

WHEREAS, the Sub-Adviser is willing to furnish certain services to the Adviser and the Fund;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained and for good and valuable consideration, the adequacy and sufficiency of which hereby is acknowledged, the Fund, the Adviser and the Sub-Adviser hereby agree as follows:

SECTION 1. Appointment of the Sub-Adviser.

(a)           The Adviser hereby appoints the Sub-Adviser to act as an investment sub-adviser for the Fund, subject to the supervision and oversight of the Adviser and the Trustees of the Fund, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser except as expressly authorized in this Agreement or another writing by the Fund and/or the Adviser (as applicable) and the Sub-Adviser.

(b)           The Sub-Adviser accepts its appointment and agrees to render the services herein set forth, for the compensation herein provided.

(c)           As an investment sub-adviser to the Fund, the Sub-Adviser will be involved with all aspects of the Fund’s investment program, for all of the Fund’s investment portfolio including, without limitation, asset allocation and portfolio construction.

(d)           As part of the services it will provide hereunder, the Sub-Adviser will:

(i)           formulate and implement a continuous investment program for the Fund as outlined in any private placement memorandum, prospectus, or statement of additional information contained in the Fund’s registration statement on Form N-2 filed with the U.S. Securities and Exchange Commission (the “SEC”), as each may be amended, modified or otherwise supplemented from time to time (collectively, the “Registration Statement”);

(ii)          take whatever steps are reasonably necessary or appropriate to implement the investment program for the Fund;

(iii)         keep the Trustees of the Fund and the Adviser appropriately informed in writing on an ongoing basis as agreed by the Adviser and the Sub-Adviser as to (1) all material facts concerning the investment and reinvestment of the assets in the Fund and (2) the Sub-Adviser and its key investment personnel and operations, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Trustees of the Fund, and attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing;

(iv)         provide reasonable assistance in determining the fair value of all securities and other investments/assets in the Fund (with the understanding that ultimate responsibility for determining the valuation of portfolio assets shall rest solely with the Adviser and/or Fund and Trustees); and

(v)          reasonably cooperate with and provide reasonable assistance to the Adviser, the Fund’s administrator, the Fund’s custodian, the Fund’s transfer agent and pricing agents and all other agents and representatives of the Fund and the Adviser; keep all such persons appropriately informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund and the Adviser; provide appropriate and timely responses to reasonable requests made by such persons; and maintain any appropriate interfaces with each such person so as to promote the efficient exchange of information.

(e)           In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with the following, to the extent that the Adviser has furnished, and/or the Sub-Adviser has otherwise obtained and has acknowledged obtaining such material to the Adviser, current and complete copies of the following to the Sub-Adviser: (i) the Fund’s Agreement and Declaration of Trust and/or other governing instruments, as the same may be hereafter modified and/or amended from time to time (“Governing Documents”); (ii) the currently effective Registration Statement; (iii) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Fund and the rules and regulations promulgated by the SEC thereunder, and the rules of any United States or foreign securities, commodities, futures, options or other financial product exchange, transaction execution facility or other financial market system (and its clearing house, if any) through which trades for the Fund are conducted) (collectively, “Applicable Law”); (iv) the Fund’s compliance manual and other policies and procedures adopted from time to time by the Board; and (v) the written instructions of the Adviser. Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of any Governing Documents, the Registration Statement, compliance manual and other relevant policies and procedures that are adopted by the Board. The Adviser undertakes to promptly provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document.

(f)            The Sub-Adviser shall perform its obligations under this Agreement consistent with its fiduciary duties to the Fund as an investment adviser. The Sub-Adviser may delegate to any affiliate of the Sub-Adviser the provision of all or any portion of the services to be provided by the Sub-Adviser hereunder. In the event that any such delegation is made, the Sub-Adviser shall ensure that its delegates comply with the terms of this Agreement, and the Sub-Adviser acknowledges and agrees that such delegation shall not relieve the Sub-Adviser of any of its obligations under this Agreement and that the Sub-Adviser shall be liable hereunder for the actions of any such delegates to the same extent as if the Sub-Adviser had taken such actions directly.

(g)           The Sub-Adviser shall reasonably cooperate with the Adviser in connection with the Sub-Adviser’s provision of services hereunder and make personnel available during normal business hours, by videoconference and by telephone, to answer any questions and provide such other related services as the Adviser may reasonably request.

(h)           The Sub-Adviser shall promptly (but in no event later than two business days after such event is discovered and determined to be material) give notice to the Adviser of any material trading errors, material out-trades, material trade breaks, material trade disputes or of any alleged or actual material violations of regulatory or exchange trading rules that relate to the transactions conducted by the Sub-Adviser for the Fund. The foregoing provisions shall in no way be interpreted to limit the Sub-Adviser’s obligations hereunder and/or the standard of care applicable to the Sub-Adviser in connection with its services hereunder.

The Sub-Adviser agrees that the Fund and the Adviser shall have the right to include in the Registration Statement or similar disclosure document or information materials in connection with the offering of shares of beneficial interest in the Fund, investor or prospective investor reports, marketing materials and similar materials (collectively, the “Investor Materials”), and the Sub-Adviser shall provide to the Fund and the Adviser, a general description of the Sub-Adviser and its business. The Sub-Adviser shall (i) reasonably cooperate with the Fund and the Adviser in preparing any Investor Materials and any documents filed pursuant to Applicable Law; and (ii) provide other information as the Fund and/or the Adviser may reasonably request in connection with any due diligence or other investigation which may be conducted at any time and from time to time; provided that the parties agree that the Sub-Adviser’s responsibility for the accuracy of Investor Materials is limited to the aforementioned description of the Sub-Adviser and its business and any description, discussion or language that the Sub-Adviser provides to the Fund and/or the Adviser for use in the Registration Statement and/or other Investor Materials. If, after any Investor Materials shall have been used or distributed, the Sub-Adviser becomes aware of any materially untrue or misleading statement of fact or any omission of a material fact contained in any Investor Materials, the Sub-Adviser shall notify the Fund and the Adviser and reasonably cooperate with the Fund and the Adviser in the preparation of any necessary amendments or supplements to any such Investor Materials.

(i)            The Sub-Adviser hereby consents to the Fund being named Privacore PCAAM Alternative Growth Fund. Subject to the foregoing and the Fund’s right to include in Investor Materials a general description of the Sub-Adviser and its business, the Adviser shall not use the name “PCAAM” and any of the other names of the Sub-Adviser or its affiliated companies and any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Sub-Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Fund in any manner not approved prior thereto by the Sub-Adviser; provided, however, that the Sub-Adviser shall approve all uses of its name and that of its affiliates which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission or any other regulatory body to which it is subject; and provided, further, that in no event shall such approval be unreasonably withheld. The Sub-Adviser shall not use the name of the Fund, the Adviser, or any of their affiliates in any material relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser shall approve the uses of its or the Trust’s name which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC, a state securities commission or any other regulatory body to which it is subject; and provided, further, that in no event shall such approval be unreasonably withheld.

(j)            The Fund and the Adviser acknowledges that, as between the Fund, Adviser and the Sub-Adviser, the Sub-Adviser owns and controls the term “PCAAM.” The Sub-Adviser grants to the Fund a royalty-free, non-exclusive license to use the name “PCAAM” in the name of the Fund for the duration of this Agreement and any extensions or renewals hereof. Such license may, upon termination of this Agreement, be terminated by the Sub-Adviser, in which event the Fund shall promptly take whatever action may be necessary (including calling a meeting of the Board or its shareholders) to change the name and discontinue any further use of the name “PCAAM” in the name of the Fund or otherwise.

(k)           The Sub-Adviser shall not otherwise use the name, logo or trademark(s) of the Adviser or its affiliates for any purpose without the prior written consent of the Adviser, except as may be necessary to comply with Applicable Law and as otherwise required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. For the avoidance of doubt, the Sub-Adviser may use the name Privacore when using the name of the Fund for the purposes of regulatory filings, marketing materials, and other fund-specific documentation.

(l)           The Adviser shall not otherwise use or allow the Fund to use the name, logo, or trademark(s) of the Sub-Adviser or its affiliates for any purpose without the prior written consent of the Sub-Adviser, except as may be necessary to comply with Applicable Law and as otherwise required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. For the avoidance of doubt, the Adviser may use the name PCAAM when using the name of the Fund for the purposes of regulatory filings, marketing materials, and other fund-specific documentation.

SECTION 2. Operational Duties and Compliance.

The Sub-Adviser will maintain all accounts, books and records with respect to its services to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

To the extent required by Applicable Law, the records relating to the services provided under this Agreement shall be the property of the Fund and shall be under its control; however, the Fund shall furnish to the Sub-Adviser such records and permit the Sub-Adviser to retain such records (either in original or in duplicate form) as the Sub-Adviser shall reasonably require in order to carry out its business or as required by Applicable Law. In the event of the termination of this Agreement, such records that belong to the Fund shall promptly be returned to the Fund by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required to be retained by it by Applicable Law and/or the Sub-Adviser may, at its own expense, make and maintain a copy of any such records. Upon reasonable request and only when subject to reasonable assurances of confidentiality, the Sub-Adviser will provide the Adviser or its agents with the records of the Sub-Adviser that relate to the Sub-Adviser’s services under this Agreement.

For the avoidance of doubt, the Sub-Adviser may use performance data it generates in connection with the services provided under this Agreement for its track record and may retain copies of all records necessary to support the use thereof.

SECTION 3. Custody and Brokerage Arrangements.

(a)           All cash, securities and other assets of the Fund shall be held by a prime brokerage firm or other custodian (who shall be identified by the Adviser in writing). The Sub-Adviser is authorized to give instructions to such custodian with respect to all investment decisions regarding the Fund, and the Fund shall provide such written authorization to such custodian, with a copy of such written authorization to the Sub-Adviser, as shall be necessary to carry out the provisions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Sub-Adviser shall at no time have authority under this Agreement to take or otherwise possess any assets of the Fund such that the Sub-Adviser would be deemed to have physical custody or control of such assets, it being intended that sole responsibility for safekeeping such assets shall rest upon the custodian. The Sub-Adviser shall not have any responsibility, liability, duty, or obligation with respect to the acts, omissions or other conduct of the custodian. The Fund or the Adviser shall notify the Sub-Adviser of the identities of its custodian bank and custody arrangements therewith and shall give the Sub-Adviser written notice of any changes in such custodian bank or custody arrangements.

(b)           Solely for the purpose of carrying out its duties under this Agreement, the Sub- Adviser shall have full discretion to select such brokers, dealers, and other financial intermediaries (collectively, “Brokers”) to effect the purchase and sale of financial instruments on behalf of the Fund. The Fund and the Adviser will cooperate with the Sub-Adviser in the establishment and maintenance of brokerage accounts with such Brokers as the Sub-Adviser deems advisable to allow for the purchase or sale of financial instruments on behalf of the Fund. The Sub-Adviser is permitted to engage in transactions with Broker(s) that provide it with research or other services and, in recognition of the provision of such research or other services, may pay commissions in excess of the amount of commissions another Broker would have charged, if, in its good faith determination, the amount of the transaction costs is reasonable in relation to the value of the services provided in terms of either that particular transaction or the Sub-Adviser’s (or its affiliates’) overall responsibilities with respect to the Fund and to its other clients as to which it exercises investment discretion. The Fund and the Adviser acknowledge that the Sub-Adviser may pay commissions at rates in excess of the lowest rates available if it determines that the commissions charged by any Broker are reasonable in light of the value of the brokerage, research and other services received from that Broker including without limitation execution capability, willingness to commit capital, creditworthiness and financial stability and clearance and settlement capability.

SECTION 4. Proxy Voting and Other Corporation Actions. The Sub-Adviser shall be responsible for voting proxies with respect to any and all assets of the Fund. The Sub-Adviser shall handle all such proxies in accordance with the Sub-Adviser’s written proxy voting policies and procedures (a copy of which has been provided to the Fund and the Adviser). It is acknowledged and agreed that the Sub-Adviser shall not be responsible for the filing of claims (or otherwise causing the Fund to participate) in class action settlements or similar proceedings in which shareholders may participate related to securities currently or previously associated with the Fund. On a case-by-case basis the Sub-Adviser may obtain the authority and take on the responsibility to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the Fund, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Sub-Adviser deems appropriate to preserve or enhance the value of the Fund, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Sub-Adviser deems to be in the best interest of the Fund or required by applicable law, including ERISA, and (iv) employ suitable agents, including legal counsel, and to pay their reasonable fees, expenses and related costs from the Fund.

SECTION 5. Independence of the Parties. Nothing contained herein shall create or constitute the Sub-Adviser, the Adviser or the Fund as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall anything herein be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of one another.

SECTION 6.  Compensation and Expenses.

(a)          In consideration of and in compensation for the services to be rendered by the Sub- Adviser hereunder and except as otherwise agreed between the Adviser and the Sub-Adviser, the Adviser shall pay the Sub-Adviser, monthly in arrears, 55% of the net management fees payable to the Adviser, provided that if the Adviser receives no management fees for any month, including because of the effect of any expense limitation or fee waivers agreed to with the Fund, the Adviser shall have no obligation to compensate the Sub-Adviser for such month pursuant to this Agreement, unless and until the Adviser has recouped the expenses limited and/or fees waived for such month. In the case of a partial month in which the Sub-Adviser provides services, the compensation paid by the Adviser pursuant to this Agreement shall be prorated for the portion of the month in which the Agreement is effective based on the proportion of days of that month during which the Sub-Adviser provided services.

(b)           The Sub-Adviser, at its expense, will furnish: all necessary facilities (including office space, furnishings, and equipment) and personnel, including salaries, expenses and fees of any personnel required for the Sub-Adviser to perform its duties under this Agreement.

(c)           Except as may otherwise be prohibited by law or regulation (including, without limitation, any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive all or any portion of its sub-advisory fee.

(d)           Other than as specifically indicated in this Agreement and/or as otherwise agreed between the Adviser and the Sub-Adviser, the Sub-Adviser shall not be obligated to pay any expenses of the Adviser or the Fund, including without limitation: (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities or other financial instruments for the Fund; and (iii) custodian fees and expenses; however for the avoidance of doubt, such Fund expenses are subject to any expense limitation and/or fee reimbursement agreement, which will impact the Sub-Adviser’s fees as described in section 6(a), above.

SECTION 7. Right to Advise Others. Subject to the duties and obligations of the Sub-Adviser under this Agreement and the Sub-Adviser’s duties as a fiduciary, it is understood that the services of the Sub-Adviser and its employees are not exclusive, and the Sub-Adviser may render advisory, consulting and investment management services to other clients, as well as trade for proprietary accounts, during the term of this Agreement, and the Sub-Adviser shall be free to compete for the same investment opportunities as the Fund or to take positions in financial instruments which are the same as or opposite to the Fund’s positions on behalf of any other account advised, managed or traded by the Sub-Adviser.

SECTION 8. Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Fund and the Sub-Adviser that:

(a)            The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

(b)            The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

(c)            The Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Adviser by Applicable Law.

(d)         The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement or the Investment Management Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement and the Investment Management Agreement between the Adviser and the Fund; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Fund and the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

(e)            The Adviser has all other governmental, regulatory and self-regulatory registrations, licenses and memberships reasonably necessary to perform its obligations hereunder, and it will maintain and renew such registrations, licenses and memberships during the term of this Agreement;

(f)           All information provided by the Adviser to the Fund or the Sub-Adviser for use in connection with this Agreement is true and accurate in all material respects, and neither such information nor the Investor Materials (but solely with respect to any information therein related to the Adviser) contains any untrue statement of material fact or omits to state a material fact required or necessary to be stated therein in order to prevent the statements made therein, in light of the circumstances under which they are made, from being misleading; and, to the knowledge of the Adviser, there are no actions, suits, proceedings, subpoenas, orders or investigations pending or threatened against the Adviser or any other of its respective principals, managers, members, partners, directors, officers, shareholders, employees, agents or other applicable representatives, at law or in equity or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency, or instrumentality, or any other governmental, regulatory or self-regulatory authority or any exchange;

(g)          The Adviser has provided the Fund and the Sub-Adviser with a copy of its Form ADV and the supplements thereto, and promptly will furnish a copy of all amendments and supplements thereto to the Sub-Adviser at least annually. Such amendments shall reflect all changes in the Adviser’s organizational structure, professional staff or other significant developments affecting the Adviser, as required by the Advisers Act.

(h)         The Adviser will notify the Fund and the Sub-Adviser of any anticipated or actual change of control of the Adviser and any changes in the key personnel who are the portfolio manager(s) of the Fund prior to or promptly after such change(s). To the extent not borne by the Fund, the Adviser agrees to bear all reasonable expenses, if any, arising out of an assignment or change in control of the Adviser.

(i)           The Adviser will promptly notify the Sub-Adviser of any financial condition that is likely to impair the Adviser’s ability to fulfill its commitment under this Agreement.

(j)           The Adviser maintains an appropriate level of errors and omissions or professional liability insurance coverage and, upon the written request of the Sub-Adviser, will provide appropriate evidence of such insurance coverage to the Sub-Adviser.

(k)          The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Adviser or any of its affiliates are a party. The Adviser is duly organized, in good standing and validly existing under the laws of its jurisdiction of organization, with full power and authority to enter into and perform its duties and obligations under this Agreement.

(l)            None of the Adviser or its covered persons are subject to a “bad actor” disqualification pursuant to Rule 506(d) of Regulation D, have obtained a waiver from such disqualification or have failed to appropriately disclose any disqualifying event that occurred prior to the effective date of this Agreement.

(m)          The Adviser shall promptly notify the Sub-Adviser of a change of circumstances which would make any of its representations and warranties in this Section 8 inaccurate, misleading, untrue or incomplete.

SECTION 9. Representations, Warranties and Covenants of the Sub-Adviser. The Sub-Adviser hereby represents, warrants and covenants to the Fund and the Adviser that:

(a)            The Sub-Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Sub-Adviser by Applicable Law.

(b)          The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will reasonably seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

(c)           The Sub-Adviser has all other governmental, regulatory and self-regulatory registrations, licenses and memberships reasonably necessary to perform its obligations hereunder, and it will maintain and renew such registrations, licenses and memberships during the term of this Agreement;

(d)           All information provided by the Sub-Adviser to the Fund or the Adviser for use in the Investor Materials and otherwise in provision of services pursuant to this Agreement is true and accurate in all material respects, and neither such information nor the Investor Materials (but solely with respect to any information therein related to the Sub-Adviser) contains any untrue statement of material fact or omits to state a material fact required or necessary to be stated therein in order to prevent the statements made therein, in light of the circumstances under which they are made, from being misleading; and, to the knowledge of the Sub-Adviser, there are no actions, suits, proceedings, subpoenas, orders or investigations pending or threatened against the Sub-Adviser or any other of its respective principals, managers, members, partners, directors, officers, shareholders, employees, agents or other applicable representatives (collectively, the “Sub-Adviser Parties”), at law or in equity or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency, or instrumentality, or any other governmental, regulatory or self-regulatory authority or any exchange;

(e)           The Sub-Adviser has adopted or will adopt prior to performing services under this Agreement a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics. Within forty-five (45) days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise reasonably requested, the president, chief compliance officer or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation.

(f)         The Sub-Adviser has provided the Fund and the Adviser with a copy of its Form ADV and the supplements thereto, , and promptly will furnish a copy of all amendments and supplements thereto to the Adviser at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(g)         The Sub-Adviser will notify the Fund and the Adviser of any anticipated or actual change of control of the Sub-Adviser and any changes in the key personnel who are the portfolio manager(s) of the Fund prior to or promptly after such change(s). To the extent not borne by the Fund, the Sub-Adviser agrees to bear all reasonable expenses, if any, arising out of an assignment or change in control of the Sub-Adviser.

(h)           The Sub-Adviser will promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(i)            The Sub-Adviser maintains an appropriate level of errors and omissions or professional liability insurance coverage and, upon the written request of the Adviser, will provide appropriate evidence of such insurance coverage to the Adviser.

(j)            None of the Sub-Adviser or its covered persons are subject to a subject to a “bad actor” disqualification pursuant to Rule 506(d) of Regulation D, have obtained a waiver from such disqualification or have failed to appropriately disclose any disqualifying event that occurred prior to the effective date of this Agreement.

(k)           The Sub-Adviser shall promptly notify the Fund and the Adviser of circumstances which would make any of its representations and warranties made in this Section 9 inaccurate, misleading, untrue or incomplete in any material respect.

SECTION 10.          Liability; Indemnification.

(a)           Except as may otherwise be provided by the Investment Company Act or any other Applicable Law, none of the Sub-Adviser Parties shall be liable, responsible or accountable in damages or otherwise to the Fund, the Adviser, or any of their respective affiliates, principals, managers, members, officers, directors, employees, equity holders, agents or other applicable representatives or any of their respective successors, assignees or transferees (collectively, the “Fund and its Related Persons”) or to third parties under this Agreement for any act or omission performed or omitted by such Sub-Adviser Party under this Agreement or otherwise on behalf of the Fund, except when such action or inaction is found to have been the result of such Sub-Adviser Party’s fraud, gross negligence or willful misconduct in the performance or non-performance of its duties to the Fund or the Sub-Adviser’s breach of this Agreement. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 10(a) shall not be construed so as to relieve (or attempt to relieve) the Sub-Adviser of any liability to the extent that such liability may not be waived, modified or limited under Applicable Law, but shall be construed so as to effectuate the provisions of this Section 10(a) to the fullest extent permitted by law.

(b)           Except as may otherwise be provided by the Investment Company Act or any other Applicable Law, the Fund and, if the Fund is not able to do so in whole or in part or does not do so in a reasonable period of time, the Adviser, shall indemnify, defend and hold harmless each Sub-Adviser Party from and against any and all losses, claims, damages, obligations, penalties, actions, suits, judgments, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees, as well as other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding) and amounts paid in settlement of any claims (collectively, “Losses”) suffered or sustained by such Sub-Adviser Party as a result of or in connection with any act or omission by such Sub-Adviser Party under this Agreement or otherwise on behalf of the Fund, and such Losses were not found to have been the result of (i) such Sub-Adviser Party’s fraud, gross negligence or willful misconduct in the performance or non-performance of its duties to the Fund or the Sub-Adviser’s breach of this Agreement or (ii) any untrue statement of a material fact contained in any Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Adviser or the Fund by the Sub-Adviser for use therein.

(c)           Except as may otherwise be provided by the Investment Company Act or any other Applicable Law, the Sub-Adviser shall indemnify, defend and hold harmless the Fund, the Adviser, and their respective principals, members, partners, shareholders, managers, officers, directors, employees, agents, and other applicable representatives (collectively, the “Fund Parties”) from and against any and all Losses suffered or sustained by Fund Parties as the result of (i) any Sub-Adviser Party’s fraud, gross negligence or willful misconduct in the performance or non-performance of its duties to the Fund or the Sub-Adviser’s breach of this Agreement or (ii) any untrue statement of a material fact contained in any Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Adviser or the Fund by the Sub-Adviser for use therein.

(d)              The foregoing provisions for indemnification shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to a party under this Agreement, at law, in equity or otherwise in connection with any breach of this Agreement.

(e)           In the event that one party has an indemnification claim (the “Indemnified Party”) against the party required to provide indemnification (the “Indemnifying Party”) that does not involve a claim being asserted against or sought to be collected by a third party (a “Direct Claim”), the Indemnified Party shall give the Indemnifying Party written notice setting forth in reasonable specificity the nature of the Direct Claim and an estimate of damages directly related to Indemnified Losses in respect of the claim to the extent known (a “Claim Notice”), but the failure to provide such Claim Notice will not prejudice the Indemnified Party’s right to indemnification, except to the extent that the Indemnifying Party is materially prejudiced as a result of the failure to give notice. The Indemnifying Party shall have thirty (30) days after its receipt of such Claim Notice to respond in writing to the Direct Claim. If the Indemnifying Party objects to a Direct Claim, the parties shall attempt in good faith to agree upon the rights of the parties with respect to the Direct Claim. If the parties cannot resolve any dispute, then either party may initiate any remedy available to it under this Agreement or Applicable Law.

In the case of any claim asserted by a third party against an Indemnified Party, a Claim Notice shall be given by the Indemnified Party to the Indemnifying Party promptly after the Indemnified Party becomes aware of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party) to assume the defense of any claim or any action, cause of action, claim, demand, charge, suit, proceeding, arbitration, mediation, audit, citation, summons, subpoena, hearing, inquiry, examination, or investigation or other litigation of any nature, civil, criminal, administrative, regulatory, or otherwise, in law, in equity, or otherwise (“Litigation”) resulting therefrom, provided, that: (a) counsel for the Indemnifying Party who shall conduct the defense of such claim or Litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense; and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such Indemnifying Party is materially prejudiced as a result of the failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or Litigation, shall consent to entry of any judgment or enter into any settlement or compromise, except that, solely with respect to claims asserted by third parties against the Adviser and/or the Sub-Adviser, the Indemnifying Party may settle (1) if the Indemnifying Party pays the amount necessary to satisfy any pecuniary terms of a settlement or compromise, (2) the settlement does not include any injunctive relief or admission of misconduct or wrongdoing by the Indemnified Party or its Affiliates and (3) the settlement releases the Indemnified Party completely in connection with the claim or Litigation. In the event that, in connection with a third-party claim, the Indemnified Party, based in each instance on the reasonable advice of outside counsel, reasonably concludes that there are material defenses available to it that are different or additional to those available to the Indemnifying Party or that the interests of the Indemnified Party may be reasonably deemed to conflict with those of the Indemnifying Party, then, the Indemnified Party shall have the right to select one separate counsel reasonably satisfactory to the Indemnifying Party and with that counsel participate in the Indemnifying Party’s defense of the third-party claim or Litigation, with the reasonable and documented fees and expenses of such one counsel to be reimbursed by the Indemnifying Party to the extent that they relate to such third-party claim. In addition, the Indemnifying Party will not have the right to assume control of such defense and will pay the reasonable and documented costs and expenses of one outside legal counsel, plus any applicable reasonably necessary local counsel, retained by the Indemnified Party (to the extent the Indemnifying Party is required to indemnify the Indemnified Party) if the claim: (x) primarily seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages); or (y) involves criminal allegations. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or Litigation, provided, that: (i) the Indemnified Party shall not settle any such claim or Litigation without the prior written consent of the Indemnifying Party unless, solely with respect to claims asserted by third parties against the Adviser and/or the Sub-Adviser, the Indemnifying Party has no liability (monetary or otherwise) in connection therewith; and (ii) the Indemnifying Party shall only be required to pay for the reasonable and documented fees and expenses of one counsel on behalf of the Indemnified Party. For the avoidance of doubt, no Indemnifying Party may settle any claim or Litigation on behalf of the Fund without the consent of the Fund.

(f)            No party will be liable to another party for consequential damages under any provision of this Agreement.

(g)           It is acknowledged and agreed that Section 10 is intended to be for the benefit of the persons and entities covered thereby, and may be enforceable by such parties.

SECTION 11.          Confidentiality.

(a)           The Sub-Adviser on the one hand, and the Fund and the Adviser on the other hand, each acknowledges and agrees that during the course of their association with one another, each party (the “Receiving Party”) may receive and have access to certain confidential and proprietary information, data, notes, analyses, records, and materials of another party (the “Disclosing Party”), including, without limitation, all information concerning the Fund, the Fund’s investment strategies, investors, research, systems used for purposes of portfolio evaluation and monitoring, pricing and valuing of financial instruments, each party’s business activities and the terms of this Agreement (collectively, “Confidential Information”). The term “Confidential Information” does not include information that (i) was or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its representatives in violation hereof, (ii) was or becomes available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or its representatives or agents to the Receiving Party or its representatives, (iii) becomes available to the Receiving Party or its representatives on a non-confidential basis from a source other than the Disclosing Party or its representatives or agents, provided that such source is not known, and should not reasonably have been known, to the Receiving Party to be bound by a confidentiality agreement with the Disclosing Party or its representatives or agents or otherwise prohibited from transmitting the information to the Receiving Party or its representatives by a contractual, legal or fiduciary obligation, or (iv) is independently developed by the Receiving Party or on its behalf, provided that such development was by the Receiving Party or on the Receiving Party’s behalf without the use of, or any reference to, the Confidential Information. None of the parties hereto shall disclose to third parties or use the other party's Confidential Information other than as permitted herein, absent the prior written consent of the other party; provided, however that either party may disclose any such Confidential Information regarding the other party, without the other party’s consent: (x) to its affiliates and to its legal, accounting or other advisors acting in such capacities; and (y) as required by law, order of a court with appropriate jurisdiction, or upon appropriate request during a regulatory examination. In the latter case, the disclosing party shall, if permitted by Applicable Law, notify the other party of such disclosure promptly.

(b)           Each party acknowledges and agrees that irreparable injury will result to a party if the other party breaches any of the terms of the covenants set forth in this Section 11 (the “Covenants”), and that in the event of the actual or threatened breach of any of the Covenants, the non-breaching party will have no adequate remedy at law. Each party accordingly agrees that in the event of any actual or threatened breach by a party of any of the Covenants, the non-breaching party shall be entitled to seek immediate temporary injunctive and other equitable relief with respect to such actual or threatened breach, without being required to show actual monetary damages or post any bond or other security. The remedies and agreements of indemnity contained herein are not exclusive and shall not limit or restrict any other remedies available to the non- breaching party, including the recovery of damages.

SECTION 12.          Term and Termination.

(a)           This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved: (i) by a vote of a majority of those Trustees of the Fund who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast at a meeting called for the purpose of voting on such approval in accordance with the provisions of Section 15 of the Investment Company Act and any rule, interpretation or order of the SEC, and (ii) by vote of a majority of the Fund’s outstanding voting securities. This Agreement shall continue in effect for a period of more than two (2) years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast at a meeting called for the purpose of voting on such approval in accordance with the provisions of Section 15 of the Investment Company Act and any rule, interpretation or order of the SEC.

(b)           This Agreement may be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty (60) days’ written notice to the Fund and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Adviser and the Fund is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the applicable party that such party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach within thirty (30) days after written notice.

(c)            The following shall survive the termination of this Agreement: (i) each party’s accrued rights and obligations as of the date of termination and (ii) the provisions of Sections 10, 11, 19, 20 and this Section 12(c).

SECTION 13.         Notices/Written Materials. Whenever notice or other written materials are required to be given by the provisions of this Agreement, such notice or written materials shall, except as otherwise specifically provided herein, be in writing and shall be deemed to have been duly given upon (i) the date such notice is delivered personally to the recipient, (ii) one (1) business day after delivery to the recipient by reputable overnight courier service (charges prepaid), (iii) in the case of email, upon confirmation of receipt, or (iv) five (5) days after the date mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices or written materials shall be sent to the following addresses (or such other addresses as may be designated by a party by giving notice in accordance with this Section 13):

To the Sub-Adviser:

Partners Capital Investment Group, LLP

Attn: Head of US Compliance

600 Atlantic Avenue, 30th Floor

Boston MA 02210

Telephone: (+1) 617-292-2570

E-mail: us-compliance@partners-cap.com

To the Fund:

Privacore PCAAM Alternative Growth Fund

c/o UMB Fund Services, Inc.

Attn: Regulatory Administration

235 West Galena Street

Milwaukee, WI 53212

Telephone: 855-685-3093

To the Adviser:

Privacore Capital Advisors, LLC

Attn: Sandhya Ganapathy

1411 Broadway

New York, NY 10018

Telephone: 212-479-2907

E-mail: Sandhya.Ganapathy@privacorecap.com

SECTION 14.         Assignment. Any assignment (as that term is defined in the Investment Company Act) of this Agreement made by the Sub-Adviser shall result in the automatic termination of this Agreement, as provided in Section 12 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

SECTION 15.        No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to or shall confer upon any person or entity other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than Section 10 (which is intended to be for the benefit of the persons and entities covered thereby, and may be enforceable by such parties).

SECTION 16.         Amendment or Modification. Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund and by the vote of a majority of the Independent Trustees cast at a meeting called for the purpose of voting on such approval in accordance with the provisions of Section 15 of the Investment Company Act and any rule, interpretation or order of the SEC. Any such amendment must be by an instrument in writing signed by the parties to this Agreement.

SECTION 17.         Severability. If any term or provision of this Agreement shall be found to be illegal or unenforceable, then, notwithstanding such finding, this Agreement shall remain in full force and effect and such term or provision shall be deemed stricken or modified as necessary, provided that the intent of this Agreement is maintained.

SECTION 18.          No Waiver. No failure to exercise, and no delay in exercising, on the part of any party, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder.

SECTION 19.         Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines.

SECTION 20.          Jurisdiction and Venue.

(a)            Subject to Section 20(b), the parties hereby (i) agree that any and all litigation arising out of this Agreement shall be conducted only in state or federal courts located in the State of Delaware, (ii) agree that such courts shall have the exclusive jurisdiction to hear and decide such matters, (iii) expressly waive any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, and (iv) agree that any such action, unless arbitration is compelled pursuant to Section 20(b), shall be tried before a court and not before a jury.

(b)           Notwithstanding anything to the contrary contained in Section 20(a), the parties hereby agree that any and all disputes arising out of this Agreement shall be conducted through final and binding arbitration in accordance with the Rules of the American Arbitration Association. Any such arbitration shall be held in the city of New York, New York. The Fund, the Adviser and/or the Sub-Adviser may commence the arbitration process by filing a written demand for arbitration, with a copy to the other party; provided, however, that either the Fund, the Adviser or the Sub-Adviser may, without inconsistency with this arbitration provision, apply to any court in accordance with Section 20(a) and seek injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. An arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction; provided, however, that the arbitration award shall not include factual findings or conclusions of law and no punitive damages shall be awarded. The fees and expenses of such arbitration shall be borne by the non-prevailing party, as determined by such arbitration. In addition, the non-prevailing party in such arbitration shall pay the costs and reasonable attorneys’ fees of the prevailing party. The provisions of this Section 20(b) with respect to the arbitration conducted pursuant to this Section 20(b)may be enforced by any court of competent jurisdiction, and the parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney’s fees, to be paid by the party (or parties) against whom enforcement is ordered. The parties agree that this Section 20(b) has been included to resolve any disputes between them with respect to the matters described herein rapidly and inexpensively, and that this Section 20(b) shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters. The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by Applicable Law or judicial decision.

(c)            Each party hereby submits to the personal jurisdiction of such courts and/or arbitration described in Sections 20(a) and 20(b) and waives any objection such party may now or hereafter have to venue or that such courts and/or arbitration are inconvenient forums.

SECTION 21.         Headings. Headings to sections herein are for the convenience of the parties only and are not intended to be or to affect the meaning or interpretation of this Agreement.

SECTION 22.         Complete Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto with respect to the subject matter herein.

SECTION 23.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

SECTION 24.         Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PRIVACORE PCAAM ALTERNATIVE GROWTH FUND

By:	/s/ Kieran Murray
Name:	Kieran Murray
Title:	Secretary

Privacore Capital Advisors, LLC

By:	/s/ Sandhya Ganapathy
Name:	Sandhya Ganapathy
Title:	CCO

Partners Capital Investment Group, LLP

By:	/s/ Richard Scarinci
Name:	Richard Scarinci
Title:	Partner